                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_] Preliminary Proxy Statement              Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         SIERRA HEALTH SERVICES, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                   [LOGO OF SIERRA HEALTH SERVICES, INC.(R)]


                                P.O. Box 15645
                         Las Vegas, Nevada 89114-5645

                                                                 March 28, 1996

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Thursday, May 9, 1996, at 2:00 p.m., local time, at the Sierra Health Services corporate complex, 2720 North Tenaya Way, Las Vegas, Nevada.

  The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company's officers and directors.

  Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                          Sincerely,

                                          /s/ Anthony M. Marlon

                                          Anthony M. Marlon, M.D.
                                          Chairman of the Board and
                                          Chief Executive Officer

                         SIERRA HEALTH SERVICES, INC.
                                P.O. Box 15645
                         Las Vegas, Nevada 89114-5645

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 9, 1996

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 2:00 p.m., local time, Thursday, May 9, 1996, at the Sierra Health Services corporate complex, 2720 North Tenaya Way, Las Vegas, Nevada for the following purposes:

  1. To elect three directors for a two-year term and until their successors are duly elected and qualified.

  2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 1996.

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of the Company's Common Stock at the close of business on March 11, 1996 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as directors of the Company are: Erin E. MacDonald, William J. Raggio and Charles L. Ruthe.

  You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                                          By Order of the Board of Directors,

                                          /s/ Frank E. Collins

                                          Frank E. Collins
                                          Secretary

Las Vegas, Nevada
March 28, 1996

                                   IMPORTANT

  IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SEND IN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                         SIERRA HEALTH SERVICES, INC.
                                P.O. Box 15645
                         Las Vegas, Nevada 89114-5645

                               ----------------

                                PROXY STATEMENT
                                    FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                           ON THURSDAY, MAY 9, 1996

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation (hereinafter referred to as the "Company"), for use at the 1996 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m., local time, on Thursday, May 9, 1996, at the Sierra Health Services corporate complex, 2720 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company's stockholders is March 28, 1996.

                          VOTING OF PROXY; REVOCATION

  A proxy in the accompanying form that is properly executed, duly returned and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the three nominees described herein, (ii) for the ratification of the appointment of auditors and (iii) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy or (iii) by appearing in person at the 1996 Annual Meeting and expressing a desire to vote his or her shares in person.

                           EXPENSES OF SOLICITATION

  The expenses of the preparation of proxy materials and the solicitation of proxies for the 1996 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Beacon Hill Partners, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $1,500 plus out-of-pocket costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock (as defined below).

                               VOTING SECURITIES

  Holders of the Company's Common Stock, par value $.005 per share, (the "Common Stock") as of the close of business on March 11, 1996 will be entitled to notice of and to vote at the 1996 Annual Meeting or any adjournments thereof. On that date, there were 17,645,331 shares of Common Stock outstanding (excluding treasury shares), each of which is entitled to one vote with respect to each matter to be voted on at the 1996 Annual Meeting, except as described below for the election of directors. The presence in person or by proxy of the holders of record of shares representing a majority of the total issued and outstanding Common Stock will constitute a quorum at the 1996 Annual Meeting.

  Stockholders are entitled to vote cumulatively for the election of directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 1996 Annual Meeting that the stockholder desires the voting for the election of directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected (three), and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxyholders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

  Assuming that a quorum is present at the 1996 Annual Meeting, directors will be elected by a plurality of the votes cast at the 1996 Annual Meeting by holders of shares present in person or represented by proxy. Approval of other items at the 1996 Annual Meeting requires the affirmative vote of stockholders who hold at least a majority of the voting power present in person or represented by proxy and entitled to voting power at the 1996 Annual Meeting. Abstentions and broker non-votes will not affect the election of directors. Abstentions will have the same effect as votes cast against each of the other proposals, but broker non-votes will not be counted as votes cast on such proposals.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 11, 1996 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each director and nominee of the Company, (3) all directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

                                                    AMOUNT AND
                                                    NATURE OF      PERCENTAGE OF
                                                    BENEFICIAL      OUTSTANDING
   NAME OF BENEFICIAL OWNER                         OWNERSHIP      COMMON STOCK
   ------------------------                         ----------     -------------
   Anthony M. Marlon, M.D.......................... 2,484,390(1)       14.1%
   Erin E. MacDonald...............................    21,903(2)          *
   Jerry D. Reeves, M.D............................    11,554(3)          *
   Laurence S. Howard..............................    10,408(4)          *
   Frank E. Collins................................    17,580(5)          *
   Thomas Y. Hartley...............................     5,600(6)          *
   Charles L. Ruthe................................     7,100(7)          *
   William J. Raggio...............................    21,350(8)          *
   All Directors and Executive Officers as a Group
    (12 persons)................................... 2,650,346(9)       14.9%
   Putnam Investments, Inc......................... 1,243,080(10)       7.0%
   First Manhattan Co..............................   960,475(11)       5.4%

--------
 *  Indicates beneficial ownership of less than 1% of the outstanding Common
    Stock.

 (1) Includes 5,000 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options, 644,538 shares held indirectly through the Marlon Family Trust ("Family Trust"), 1,833,852 shares held indirectly through a total of twelve other trusts (the "Twelve Trusts"), and 1,000 shares held indirectly through a limited partnership (the "Partnership") in which Dr. Marlon and his wife are the only limited partners and general partners. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon and his wife are co-trustees of the Family Trust, and Dr. Marlon may be deemed to have voting and dispositive power over the shares held by the Family Trust and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the Twelve Trusts and, therefore, to have beneficial ownership with respect to such shares.
     Dr. Marlon disclaims beneficial ownership as to the shares held by the Twelve Trusts and 500 of the shares held by the Partnership.

 (2) Includes 11,000 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

 (3) Includes 30 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options held by Dr. Reeves' wife.

 (4) Includes 9,300 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

 (5) Includes 7,500 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

 (6) Includes 3,600 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

 (7) Includes 5,200 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

 (8) Includes 10,000 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

 (9) Includes 84,830 shares that can be acquired within 60 days of March 11, 1996 upon the exercise of stock options.

(10) The business address of this stockholder is One Post Office Square, Boston, Massachusetts 02109. Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., beneficially owns
     (a) 1,072,635 shares of Common Stock beneficially owned by its wholly-owned subsidiary, Putnam Investment Management, Inc. ("PIM"), and (b) 170,445 shares of Common Stock beneficially owned by its wholly-owned subsidiary, The Putnam Advisory Company, Inc. ("PAC"). PIM and PAC are registered investment advisors whose securities holdings set forth above include securities beneficially owned by their clients, which may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. PIM has no voting power, but does have shared dispositive power with respect to the shares beneficially owned by it. PAC has shared voting power with respect to 134,850 of the shares beneficially owned by it and shared dispositive power with respect to all of the shares beneficially owned by it. PI has shared voting power with respect to 134,850 of the shares beneficially owned by it and shared dispositive power with respect to all of the shares beneficially owned by it. All of the foregoing information is based on this stockholder's
     Schedule 13G dated January 15, 1996.


(11) The business address of this stockholder is 437 Madison Avenue, New York, New York 10022. First Manhattan Co. ("FMC") beneficially owns 960,475 shares of Common Stock. FMC is a registered investment advisor whose securities holdings set forth above include securities beneficially owned by its clients, which may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. FMC is also a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. FMC has sole voting power and dispositive power with respect to 28,525 shares beneficially owned by it. FMC has shared voting power with respect to 891,150 shares beneficially owned by it and shared dispositive power with respect to 931,950 shares beneficially owned by it. The number of shares beneficially owned by FMC includes 2,000 shares owned by family members of General Partners of FMC. FMC disclaims beneficial ownership as to the 2,000 shares owned by family members of General Partners of FMC. All of the foregoing information is based on this stockholder's Schedule 13G dated February 9, 1996.

ITEM NO. 1--ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than seven directors, with the exact number to be fixed by the Board. At a meeting held on December 13, 1994, the Board of Directors of the Company fixed the number of directors at five. The Bylaws of the Company also provide for two classes of directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 1996 Annual Meeting of Stockholders, the terms of Erin E. MacDonald, William
J. Raggio and Charles L. Ruthe will expire and three directors shall be elected to serve for a term of two years expiring at the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The two remaining directors' terms will continue until the 1997 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for the three nominees listed below in favor of the three nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the three votes represented by each such share among the three nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  The Board of Directors of the Company is currently considering whether to increase the number of directors from five to seven and to create a new third class of directors. Following such a change, which could be effected by an amendment to the Company's Bylaws not requiring stockholder approval, each class of directors would be elected for three year terms. No final determination has been made by the Board, and the persons who would be appointed by the Board to serve as directors in any newly created class of directors have not been selected.

  The Company's Board of Directors has nominated Erin E. MacDonald, William J. Raggio and Charles L. Ruthe for reelection to the Board. Each of the nominees is presently a member of the Board of Directors and has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee shall become unable to stand for election as a director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for director and each continuing director is set forth below.

          NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM OF TWO YEARS

  ERIN E. MACDONALD, 48, has been a Director of the Company since 1992 and a director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company, since 1995. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed her present position as President and Chief Operating Officer. Ms. MacDonald has also served the Company in other capacities including Vice President of HMO Operations from 1984 to 1990, when her title was changed to Vice President of HMO and Insurance Operations, which title she held until 1992; President of the Company's HMO from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc., the Company's insurance subsidiary, from 1990 until 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group.

  WILLIAM J. RAGGIO, 69, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972 and is currently Executive Vice President, General Counsel and a director of Santa Fe Gaming Corporation, a corporation which operates two Nevada hotel/casinos. Since 1991 he has been a senior partner in the law firm of Vargas & Bartlett. He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991.

  CHARLES L. RUTHE, 61, has been a Director of the Company and Chairman of the Board of Directors of one of the Company's HMO subsidiaries, Health Plan of Nevada, Inc., since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada and served as its

President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe has been President and a director of The Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, since 1983. Since 1995, he has served as President and a director of Boyd Development Corporation, a subsidiary of The Boyd Gaming Corporation. He was a director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE ELECTION OF ERIN E. MACDONALD, WILLIAM J. RAGGIO AND CHARLES L. RUTHE AS DIRECTORS OF THE COMPANY.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1997

  ANTHONY M. MARLON, M.D., 53, has been the Chief Executive Officer and a Director of the Company since its inception in June 1984. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and HMO. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and has held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community. On February 7, 1991, in connection with the resolution of an investigation by the U.S. Attorney's Office, Las Vegas, Nevada into allegations that officers and employees of the Company provided false and misleading information to the Office of Personnel Management ("OPM"), Dr. Marlon pled guilty to a misdemeanor offense for knowingly providing to OPM a false certificate that the Company's health maintenance organization ("HMO") was utilizing community rating in setting the rates of the 1988 contract between the HMO and OPM. On May 24, 1991, Dr. Marlon was sentenced to 24 months probation and was fined $25,000. In connection with the OPM matter, Dr. Marlon also relinquished compensation for a period of six months, and another officer of the Company relinquished compensation for two months. As part of the resolution, the Company agreed to provide free medical services having a value of $500,000 to indigent and uninsured residents in the Las Vegas area. As a result of Dr. Marlon's guilty plea to a misdemeanor, Dr. Marlon received a written letter of reprimand from the Board of Medical Examiners of the States of Nevada and Arizona as well as the Medical Board of California, which had no impact on the Company's operations or Dr. Marlon's medical licenses.

  THOMAS Y. HARTLEY, 62, has been a Director of the Company since June 1992. He has been President and Chief Operating Officer of Colbert Golf Design and Development, Inc. in Las Vegas, Nevada since 1991. Mr. Hartley has also served on the Boards of Directors of Rio Suite Hotel & Casino, Inc. since 1990, and Southwest Gas Corporation since 1991. Mr. Hartley served in various capacities for Jim Colbert Golf, Inc. in Las Vegas from 1988 to 1991, and for Deloitte Haskins & Sells (currently Deloitte & Touche LLP) from 1959 until his retirement in 1988 from his position as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson. Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a Certified Public Accountant. He is also active in many Las Vegas civic and charitable organizations.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the fiscal year ended December 31, 1995, the Board of Directors of the Company held nine meetings.

  The Company's Audit Committee held four meetings during the fiscal year ended December 31, 1995, two of which were held contemporaneously with meetings of the Board of Directors. The current members of the Audit Committee are Messrs. Hartley, Raggio and Ruthe. The principal functions of the Audit Committee are to review with management and the Company's independent public accountants the scope and results of the various audits conducted during the year, to discuss with management and the Company's independent public accountants the Company's annual financial statements, and to review fees paid to, and the scope of services provided by, the Company's independent public accountants. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department.

  The Company's Compensation Committee held two meetings during the fiscal year ended December 31, 1995, contemporaneously with meetings of the Board of Directors. The members of the Company's Compensation Committee are Messrs. Hartley, Raggio and Ruthe. The principal function of the Compensation Committee is to make recommendations concerning the Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

  The Company's Stock Plan Committee held five meetings during the fiscal year ended December 31, 1995, four of which were held contemporaneously with meetings of the Board of Directors. The members of the Company's Stock Plan Committee are Messrs. Hartley, Raggio and Ruthe. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs in its capacities as the "Stock Option Plan Committee," "the Committee," the "Administrative Committee" and the "Stock Plan Committee" under the 1986 Stock Option Plan, the Capital Accumulation Plan, the 1985 Employee Stock Purchase Plan and the 1995 Long Term Incentive Plan, respectively. Also, the Stock Plan Committee has assumed the responsibility of administering stock option plans of CII assumed by the Company in the acquisition of CII.

  The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's stockholders. All such recommendations, which must include appropriate biographical information, for the Company's next annual stockholders meeting in May 1997 should be submitted in writing to the Secretary at the Company's principal executive offices no later than November 28, 1996.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The executive officers of the Company, other than Dr. Marlon and Ms. MacDonald, who are described above, their respective ages and positions and certain other information with respect to each of them are set forth below:

             NAME           AGE                           POSITION
             ----           ---                           --------
   Frank E. Collins........  41 Secretary and General Counsel
   William R. Godfrey......  51 Vice President, Administrative Services
   Laurence S. Howard......  40 Vice President, HMO and Insurance Operations
   Michael A. Montalvo.....  51 Vice President, Marketing, Sales and Underwriting Operations
   Jerry D. Reeves, M.D....  51 Senior Vice President, Health Care Operations
   Marie H. Soldo..........  55 Vice President, Government Affairs and Special Projects
   James L. Starr..........  32 Vice President, Chief Financial Officer and Treasurer

  Frank E. Collins joined the Company in June 1986 as General Counsel and Secretary. He received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of

Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance-and HMO-related regulatory issues.

  William R. Godfrey currently serves as Vice President of Administrative Services and is responsible for directing the Company's facilities, personnel management, purchasing, and print shop activities. He previously served as Vice President, Health Delivery Finance from 1984 to 1985 and was the Controller of the Company's predecessor physician group from 1974 to 1984.

  Laurence S. Howard was appointed Vice President of HMO and Insurance Operations in 1992, and also assumed the titles of President of the Company's HMO, Health Plan of Nevada, Inc., and insurance subsidiary, Sierra Health and Life Insurance Company, Inc. at that time. From 1990 to 1992, he served as Assistant Vice President, HMO and Insurance Operations, for the Company. Prior to that he was the Vice President and Chief Operating Officer of both the Company's HMO and insurance subsidiaries and served in this capacity for the Company's HMO from 1987 to 1990. Mr. Howard also served as Director of Operations for the Company's Las Vegas HMO operation from 1986 to 1987, and was an HMO Project Manager for the Company in 1986.

  Michael A. Montalvo was appointed Vice President of Marketing and Sales in 1993. In 1994, he also assumed responsibility for the Company's underwriting department. Prior to joining the Company, he held several positions including Sales Director for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

  Jerry D. Reeves, M.D. joined the Company as a pediatrician at the Company's multi-specialty medical group subsidiary, Southwest Medical Associates ("SMA"), in 1988, has been the Chairman of the Board of SMA since 1989, and served as its President and Chief Executive Officer from 1989 to 1995. In 1993, he also assumed the title of Vice President of Medical Affairs of the Company; his title was changed to Vice President of Health Care Operations in 1994 and he became Senior Vice President of Health Care Operations in 1996. Prior to his employment with the Company, from 1986 to 1988, he was Chief of the Clinical Medicine Division at Headquarters United States Air Forces in Europe with responsibilities for the organization and quality of Medical Care Services in Air Force Medical Facilities in Europe. From 1984 to 1986, Dr. Reeves was the Chairman of the Department of Pediatrics, United States Air Forces Regional Medical Center, Wiesbaden, Germany. Dr. Reeves received his medical doctorate from Baylor College of Medicine in 1971. He is board certified in pediatrics and in pediatric hematology/oncology and has held teaching positions with University of California School of Medicine and Uniformed Services University of Health Sciences. In addition to his twenty years of clinical practice, he has published results of his clinical research in medical journals and has directed residency training programs.

  Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. She was appointed Vice President of Government Affairs and Special Projects in 1988. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, U.S. Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

  James L. Starr was appointed Vice President of Finance, Chief Financial Officer and Treasurer of the Company effective in 1994. Prior to that he had served as Assistant Vice President-Controller beginning in November 1993, and as Director of Finance and Corporate Controller from the time he joined the Company in 1989. Prior to joining the Company, Mr. Starr was a Senior Accountant at Deloitte & Touche LLP (formerly Deloitte Haskins & Sells) in Las Vegas from 1987 to 1989, and was employed by Arthur Andersen & Company in Los Angeles. Mr. Starr is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Nevada State Society of Certified Public Accountants.

  Notwithstanding anything to the contrary in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "1934 Act"), that might have incorporated future filings, including this Proxy Statement, in whole or in part, the following report and the Comparative Stock Performance Graph on page 11 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the annual compensation to be paid to the Chief Executive Officer ("CEO") and the Company's other executive officers. The same three outside directors also serve as the Company's Stock Plan Committee, the committee that administers the Company's stock-based incentive compensation plans.

  The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to support the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie the executives' interest to the success of the Company and thus to an increase in stockholder value.

  To meet these objectives, the Company's executive compensation program is structured to include base salary, annual bonus, long-term incentive compensation in the form of a stock option plan and various other benefits that are generally available to all employees of the Company, including medical, pension, and employee stock purchase plans.

  The Company's compensation policies, plans and programs for 1995 generally were unaffected by Section 162(m) of the Internal Revenue Code, which generally disallows a public company's tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers in excess of $1,000,000 in any tax year. "Performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible. The Company has in the past and intends in the future to grant stock options with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant. Such options should qualify as "performance-based compensation." If they did not so qualify, the total compensation paid could exceed the $1,000,000 limitation, resulting in a corresponding limitation on the deductibility for income tax purposes of such payments. There can be no assurance, however, that in the future all compensation in excess of $1,000,000 paid to any such executive officer will qualify as "performance-based compensation." In addition, the Committee (or the Board of Directors) may conclude in fiscal 1996 or future years that compliance with Section 162(m) imposes burdens or costs that outweigh the benefits to the Company of preserving such deductions.

 CASH COMPENSATION

  Base salaries for the executive officers are generally somewhat below average for the health care industry. This is done in order to link a greater percentage of the officer's pay to long-term incentives which increase in value based on corporate performance.

  Once each year, in December, the Committee reviews the CEO's base salary and sets the amount for the following year by considering competitive compensation data, the Committee's assessment of the CEO's past performance, based on the same factors considered by the Committee when determining the CEO's bonus, which are discussed below, and the Committee's expectation of the CEO's future contributions to the Company. For the other executive officers, the Committee sets a permissible range of increase in salary from the previous year and allows the CEO to set actual salaries within those parameters based on each officer's individual performance and achievement of both company and individual goals.

  The annual incentive bonus payment for the CEO and the other executive officers is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. Based on the Company's financial results for any given year, the Committee determines whether or not to fund the bonus pool and at what level. Based on job position, eligible employees are placed into specific categories. The Committee decided during 1994 that the incentive target for the CEO should be set at a higher percentage than for the other executive officers because it was deemed appropriate that a higher percentage of his compensation be based upon his individual performance. As a result, at its December 13, 1994 meeting, the Committee set the following bonus categories: Category I, for the CEO, has a bonus potential of 100% of base salary; Category II, for Senior Management, has a bonus potential of 50% of base salary; Category III, for corporate vice presidents and subsidiary presidents, has a bonus potential of 30% of base salary; and Category IV, for all other eligible employees in the bonus pool, has a bonus potential of 20% of base salary. Other than the CEO who is in Category I, all of the executive officers named in the Summary Compensation Table are in Category II. At the December 14, 1995 meeting of the Committee, the Committee approved an amendment to the Corporation's Protocol for Cash Bonus Awards, granting the CEO and/or the President, and in the case of the CEO, the Committee, the authority to recommend bonuses in excess of the ranges set forth in the Bonus Plan for those employees who have demonstrated a high level of service for extraordinary projects which result in non-budgeted profitable top line growth. For 1995, an individual's bonus amount, including the CEO's, was determined primarily by the following formula which was established by the Committee:

  50% of the bonus potential is based on Company performance units, including the meeting of budgetary goals, departmental goals, management practices goals, and productivity goals;

  40% of the bonus potential is based on individual employee performance based on an annual merit review conducted by the CEO relating to the achievement of certain goals established by the CEO; and

  10% of the bonus is based on length of service, broken down as follows: three to five years of service entitles the employee to a bonus potential of up to 5%, six or more years of service entitles the employee to the full 10% in this category.

  The Committee determines the bonus amount awarded to the CEO. The CEO is, in turn, responsible for recommending the amounts to be allocated from the bonus pool to all other eligible employees, including the executive officers named in the Summary Compensation Table, based primarily on the foregoing formula established by the Committee.

 STOCK-BASED COMPENSATION

  The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. To continue the focus on compensation tied to enhanced stockholder value, the Board adopted and the stockholders approved the 1995 Long-Term Incentive Plan (the "1995 Plan"). Awards were granted under the 1995 Plan to executive officers in 1995. Upon approval of the 1995 Plan, the Board of Directors determined to terminate authority to make further awards under the Company's 1986 Stock Option Plan and Capital Accumulation Plan. The 1995 Plan provides authority for the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract and retain high quality executive talent. In addition, the 1995 Plan is flexible enough to allow the Stock Plan Committee to make long-term incentive awards in a form responsive to changes in legislation and regulations affecting taxation for the Company. The size of the awards granted to each executive officer is based upon the individual's past and current performance and upon other subjective factors.

  During 1995, the Stock Plan Committee adopted a policy of requiring an optionee to forfeit certain stock options and after tax gains from the exercise of such options realized during a specified period if the optionee, during employment or the one-year period following employment, engages in any activity in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in connection with legal actions ("optionee obligations"). This policy is not to become effective until April 1, 1996 but it does effect previously granted stock options. In December 1995, the Committee offered to grant stock options to certain optionees subject to the condition that the optionee agree to amend his or her prior stock award agreements to provide that the optionee obligations will apply to all unvested options.

  During 1994, the Committee approved an Executive Stock Ownership Plan requiring that certain stock ownership levels be reached and maintained by executive officers of the Company over a three-year period starting in 1995. Except for the CEO and the President, such ownership levels are determined by multiplying the executive's 1995 base salary times one. Such executives are then incrementally required over the three-year period to acquire stock or hold vested stock options equaling their 1995 base salary. The CEO and the President are required to maintain investments equal to four times and two times their 1995 base salary, respectively. Starting in 1996, the Committee will annually assess the degree to which each executive has accomplished his or her interim ownership requirements. If the executive fails to meet the established target, the Committee can consider such fact when determining future merit increases, bonuses, stock option grants, and other discretionary compensation awards.

 CEO COMPENSATION

  In December 1994, the Committee voted to set Dr. Marlon's 1995 base salary at $425,000. In December 1995, they set his 1996 base salary at $437,750, a 3% increase. This percentage of increase was in line with the increase granted to the rest of the executive officers of the Company. In December 1995, Dr. Marlon was also granted a 1995 bonus of $500,000, or 118% of his 1995 base salary. The Committee felt this bonus amount was appropriate based, in part, on the Company's financial performance in 1995 when earnings per share increased by 17% over the previous year and net income increased by 33%. In addition, the return on average assets was 12% and the return on average equity was 20%. The Committee also weighed Dr. Marlon's pivotal role in the Company's 1995 expansion into the California workers compensation marketplace. Finally, the Committee subjectively assessed Dr. Marlon's contributions to the Company's accomplishments, both in the past and present, and discussed how these accomplishments were in large measure due to the vision and leadership he provided. Based on these and other subjective factors, the Committee concluded that Dr. Marlon's contributions to the Company's successful performance merited the incentive payment he was being awarded which, the Committee noted, was in line with like payments by other comparable companies. Dr. Marlon received another $12,750 during 1995 as part of a Company-wide bonus program available to all employees, which is solely based upon the Company's meeting pre-established performance goals. The Committee also believes that a significant portion of Dr. Marlon's compensation should be tied to the Company's future performance. In keeping with this philosophy and based upon subjective factors, he was granted 100,000 options on May 16, 1995 and 25,000 options on December 14, 1995 under the 1995 Plan. The December grant was issued on a conditional basis as previously discussed in this report in the section entitled "Stock-Based Compensation."

  During 1995, the Company engaged the services of a compensation consulting firm, Compensation Resource Group, Inc. to review its executive compensation guidelines and objectives and to survey, for comparative purposes, the industry, other comparable health care companies and national companies for director and officer compensation and stock ownership data. The data substantiates that the Company's compensation package is competitive with employers of comparable size in the health care industry.

  The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

     CHARLES L. RUTHE          WILLIAM J. RAGGIO       THOMAS Y. HARTLEY

                         COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P Composite Index, a group of peer companies over the same period (the "1995 Peer Group") and a group of peer companies used for comparative purposes in the Company's 1994 Proxy Statement (the "1994 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P Composite Index, and the peer company index on December 31, 1990, and reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX AND A PEER GROUP
                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period         SIERRA HEALTH   S&P         1994        1995
(Fiscal Year Covered)      SERVICES, INC.  500 INDEX   Peer Group  Peer Group
---------------------      --------------  ---------   ----------  ----------
Measurement Pt- 12/31/1990    $100           $100         $100        $100
FYE 12/31/1991                $135           $130         $225        $225
FYE 12/31/1992                $315           $140         $368        $368
FYE 12/31/1993                $322           $155         $457        $457
FYE 12/31/1994                $460           $157         $554        $547
FYE 12/31/1995                $462           $215         $746        $725

* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.
--------
  The 1995 Peer Group is comprised of the following companies: Foundation Health Corp., Coventry Corp., FHP International Corp., U.S. Healthcare, Inc., United Healthcare Corp., Oxford Health Plans, Inc., Pacificare Health Systems, Inc., Healthsource, Inc., Physician Corp. of America and Healthwise of America Inc. The 1995 Peer Group is comprised of the same companies as the 1994 Peer Group except that HMO America, Inc., Ramsay-HMO, Inc. and Intergroup Healthcare Corporation were (i) removed because they are no longer publicly traded and
(ii) replaced by two comparable companies, Physician Corp. of America and Healthwise of America Inc.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, 1994 and 1993, of (a) the Chief Executive Officer during the 1995 fiscal year, and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 1995 fiscal year (hereinafter collectively referred to as the "named executives"):

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                     COMPENSATION
                                                                 ---------------------
                                     ANNUAL COMPENSATION            AWARDS    PAYOUTS
                              ---------------------------------  ------------ --------
                                                                  SECURITIES
                                                                  UNDERLYING    LTIP
       NAME AND                SALARY            OTHER ANNUAL    OPTIONS/SARS PAYOUTS       ALL OTHER
  PRINCIPAL POSITION     YEAR ($)(/1/) BONUS($) COMPENSATION($)    (#)(/3/)   ($)(/4/) COMPENSATION($)(/5/)
  ------------------     ---- -------- -------- ---------------  ------------ -------- --------------------
Anthony M. Marlon, M.D.  1995 425,000  512,750                     125,000    171,250         7,620
 Chief Executive         1994 412,000  312,360                       5,000    171,250         7,620
 Officer                 1993 400,000  200,000                      50,000    171,250         9,214
Erin E. MacDonald        1995 283,250  175,498                     115,000    171,250         7,620
 President, Chief        1994 275,000  145,750                      55,000    171,250         7,620
 Operating Officer       1993 198,269   68,000       1,958(/2/)     50,000    171,250         9,214
Jerry D. Reeves, M.D.    1995 209,814   90,295                      10,000     34,250         7,219
 Senior Vice President,  1994 203,700   98,761                       6,000     34,250         7,620
 Health Care             1993 179,611   63,000                      25,000     34,250         9,214
 Operations
Laurence S. Howard       1995 180,000   85,400                      95,000        -0-         7,620
 Vice President,         1994 137,800   59,259                       6,000        -0-         7,620
 HMO & Ins. Operations   1993 125,708   50,000                      25,000        -0-         8,407
Frank E. Collins         1995 150,000   91,500                     110,000     85,625         7,620
 Secretary and           1994 136,475   65,062                       5,000     85,625         7,620
 General Counsel         1993 134,306   39,000                      25,000     85,625         9,214

--------
(1) Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2) Money received from the exercise of tax equalization payments (TEPs) granted in tandem with certain stock option awards under the Company's 1986 Stock Option Plan.

(3) In 1991, in order to limit the impact on earnings of charges for incentive compensation, the Board of Directors eliminated all outstanding stock appreciation rights (SARs). Such SARs had been granted in tandem with certain option awards under the Company's 1986 Stock Option Plan.

(4) "LTIP" means long-term incentive plan. The numbers reflect satisfaction of the Company's payment obligation with respect to vested share units under the Company's Capital Accumulation Plan.

(5) Represents contributions made by the Company to the Company's Profit Sharing/401(k) Plan and Trust on behalf of the named executives. This plan is the major retirement vehicle available to the Company's employees, including the named executives.

STOCK OPTIONS

  The following table contains information concerning the grants of stock options to the named executives during fiscal year 1995:

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                                    POTENTIAL
                                                                               REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL
                                                                                 RATES OF STOCK
                                                                               PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                     FOR OPTION TERM
                          ---------------------------------------------------- -------------------
                                               % OF
                             NUMBER OF        TOTAL
                            SECURITIES     OPTIONS/SARS
                            UNDERLYING      GRANTED TO  EXERCISE OR
                           OPTIONS/SARS    EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                      GRANTED(#)(/1/)      1995     ($/SH)(/4/)    DATE     5%($)     10%($)
----                      ---------------  ------------ ----------- ---------- -------- ----------
Anthony M. Marlon, M.D.       100,000(/2/)    11.72%      $25.125    05/16/00  $694,157 $1,533,906
 Chief Executive Officer       25,000(/3/)     2.93%       31.750    12/14/01   269,951    612,427

Erin E. MacDonald             100,000(/2/)    11.72%       25.125    05/16/00   694,157  1,533,906
 President, Chief              15,000(/3/)     1.76%       31.750    12/14/01   161,971    367,456
 Operating Officer

Jerry D. Reeves, M.D.          10,000(/3/)     1.17%       31.750    12/14/01   107,980    244,971
 Senior Vice President,
 Health Care Operations

Laurence S. Howard             90,000(/2/)    10.55%       25.125    05/16/00   624,742  1,380,516
 Vice President,                5,000(/3/)      .59%       31.750    12/14/01    53,990    122,485
 HMO & Ins. Operations

Frank E. Collins              100,000(/2/)    11.72%       25.125    05/16/00   694,157  1,533,906
 Secretary and General         10,000(/3/)     1.17%       31.750    12/14/01   107,980    244,971
 Counsel

--------
(1) All awards were non-qualified stock options granted pursuant to the Company's 1995 Long Term Incentive Plan (the "95 LTIP"). No stock appreciation rights were granted with the above awards. The options expire not more than ten years from the date of grant. Upon a change of control of the Company, as defined in the 95 LTIP, the vesting of the options shall be automatically accelerated, so that the options outstanding at the time of such change of control will be immediately exercisable; provided, however, that the Stock Plan Committee administering the 95 LTIP may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above shall terminate and may no longer be exercised if the respective optionee ceases to be an employee or director of the Company, except certain post-termination exercise periods are permitted in the case of death, disability, or other involuntary termination except for a termination for "cause." The options together with certain gains realized upon exercise of the options during a specified period will be subject to forfeiture if the optionee engages in certain acts in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee.

(2) Options granted on May 16, 1995. These options vest and are exercisable at the rate of 25% per year starting with the first anniversary date of the grant.

(3) Options granted on December 14, 1995. These options vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant.

(4) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or by check, except that the Stock Plan Committee may, in its discretion, allow such payment to be by surrender of unrestricted shares of the Company's Common Stock (at their then fair market value on the date of exercise), or by a combination of cash, check and unrestricted shares.

OPTION EXERCISES AND HOLDINGS

  The following table provides information, with respect to the named executives, concerning the exercise of options during fiscal 1995 and unexercised options held as of December 31, 1995.

                      AGGREGATED OPTION EXERCISES IN FISCAL 1995
                              AND YEAR-END OPTION VALUES
                                                         NUMBER OF
                                                         SECURITIES        VALUE OF
                                                         UNDERLYING    UNEXERCISED IN-
                                                        UNEXERCISED       THE-MONEY
                                                        OPTIONS/SARS     OPTIONS/SARS
                            SHARES                      AT FY-END(#)     AT FY-END($)
                          ACQUIRED ON      VALUE        EXERCISABLE/     EXERCISABLE/
NAME                      EXERCISE(#) REALIZED($)(/1/) UNEXERCISABLE  UNEXERCISABLE(/2/)
----                      ----------- ---------------- -------------- ------------------
Anthony M. Marlon, M.D.     130,000      $2,251,725     3,000/167,000 $24,625/$1,263,500
 Chief Executive Officer
Erin E. MacDonald            10,800         175,063    25,000/193,000  263,938/1,414,875
 President, Chief
  Operating Officer
Jerry D. Reeves, M.D.         2,500          54,713      6,700/31,600     86,000/273,225
 Senior Vice President,
 Health Care Operations
Laurence S. Howard            1,000          26,775     8,900/116,600    125,825/869,475
 Vice President, HMO &
 Ins. Operations
Frank E. Collins              1,400          37,913     8,500/132,000    117,188/958,500
 Secretary and General
  Counsel

--------
(1) Represents market price at exercise date less exercise price. The amount does not include payments received from the exercise of TEPs granted in tandem with certain options.

(2) Based on the closing price of the Common Stock of the Company on December 29, 1995, which was $31.75, minus the exercise price of the option. There is no guarantee that if and when these options are exercised they will have this value.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  In August 1994, the Company entered into new five year employment agreements with its Chief Executive Officer, President, and Vice President of Administrative Services and two or three year employment agreements with its other executive officers, including the other named executives. These agreements are terminable by the executive officers upon 60 days notice. These agreements provide that in the event of (i) termination without cause, (ii) a change of control not approved by the Board of Directors or (iii) a change of control approved by the Board of Directors and a subsequent termination without cause or diminution of duties or compensation, the Company will be obligated to provide scheduled payments to the affected executive officer equivalent to salary for two years for the Chief Executive Officer, eighteen months for the President and six months to one year for the other executives. The employment agreements contemplate annual adjustments in compensation based on performance, responsibilities, and changes in the cost of living. Under these agreements, these named executives may not engage in any business in the State of Nevada that is in direct competition with the Company during a period of one year following termination of employment.

  As described in footnote 1 to the table entitled Option Grants In Fiscal Year 1995, under certain circumstances the exercisability of options granted to named executives is accelerated in the event of certain changes of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are the three non-employee directors, Messrs. Hartley, Raggio and Ruthe.

  Mr. Raggio is a senior partner of Vargas & Bartlett, a Nevada law firm which during 1995 rendered legal services to the Company.

  Mr. Ruthe is the Chairman of the Board and the owner and former president of a real estate brokerage firm. During 1994, the Company exercised an option to purchase a parcel of property adjacent to its home office building and corporate administrative headquarters at a price of approximately $2.4 million. Scott J. Ruthe, President of the brokerage firm and son of Mr. Ruthe, conducted the negotiations of this transaction which closed on December 7, 1995. A brokerage commission of approximately $93,000 was paid by the City of Las Vegas to Mr. Ruthe's firm.

DIRECTOR COMPENSATION

  In 1995, directors who are not officers of the Company were paid $10,000 per annum, plus a $1,000 meeting fee for meetings attended, including committee meetings of the Board. This policy applies to Messrs. Raggio, Ruthe and Hartley. Beginning in 1996, the annual retainer fee of $10,000 was increased to $18,000.

  The 1995 Non-Employee Directors' Plan (the "Directors' Plan") provides for an automatic grant to each non-employee Director of an option to purchase 3,000 shares of Common Stock. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within the previous six months). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable as to 20% of the underlying shares on the first five anniversaries of the date of grant, or immediately if the Director ceases to serve due to death or disability at any time or upon a change of control more than six months after grant. The options expire at the earliest of ten years after grant, one year after the optionee ceases to serve as a Director due to death or disability, or six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during the period). Options not exercisable at the time a Director ceases to be a Director are cancelled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

  During 1995, Mr. Ruthe also received $5,600 as director's fees for his service as Chairman of the Board of Health Plan of Nevada, Inc., an HMO subsidiary of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  For information concerning Certain Related Transactions with respect to Messrs. Raggio and Ruthe, Directors of the Company, please refer to "Compensation Committee Interlocks and Insider Participation."

ITEM NO. 2--RATIFICATION OF APPOINTMENT OF AUDITORS

APPOINTMENT OF AUDITORS

  The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 1996. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 1996 Annual Meeting and available for questions from stockholders. They will have the opportunity to make a statement if they so desire.

  THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE LLP TO BE WELL-QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may come before the 1996 Annual Meeting. However, if any further business should properly come before the 1996 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

                           PROPOSALS OF STOCKHOLDERS

  Proposals which stockholders intend to present at the next Annual Meeting of Stockholders of the Company in May 1997, must be received by the Secretary of the Company at its principal executive offices (P.O. Box 15645, Las Vegas, Nevada 89114-5645), no later than November 28, 1996 for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable Securities and Exchange Commission regulations. Use of certified mail is suggested.

                         ANNUAL REPORT TO STOCKHOLDERS

  The Company's 1995 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 1995, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

  It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed stamped envelope.

                                          By Order of the Board of Directors,

                                          /s/ Frank E. Collins

                                          Frank E. Collins
                                          Secretary

Dated: March 28, 1996

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                   SIERRA HEALTH SERVICES, INC.                   [LOGO SIERRA
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS   HEALTH SERVICE
      FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 9, 1996         INC.(R)]

  The undersigned holder of shares of Common Stock of SIERRA HEALTH SERVICES, INC. (the "Company") hereby appoints Anthony M. Marlon and Thomas Y. Hartley or either of them acting singly in the absence of the other, with full power of substitution, the Proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held May 9, 1996 and at any adjournments or postponements thereof.

1. Election of Directors

       FOR all nominees listed below     WITHHOLD AUTHORITY
       (except as marked to the          to vote for all nominees
       contrary below) [_]               listed below [_]


             Erin E. MacDonald, William J. Raggio, Charles L. Ruthe

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

2. To ratify the appointment of Deloitte & Touche as the Company's auditors for 1996.

                     [_] FOR   [_] AGAINST   [_] ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

                                    (Continued and to be signed on reverse side)
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  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2. THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3.

                                                 NOTE: Please sign exactly as
                                                 your name or names appear
                                                 herein. When signing as an
                                                 executor, administrator,
                                                 corporation, officer,
                                                 attorney, agent, trustee or
                                                 guardian, etc., please add
                                                 your full title to your
                                                 signature.

                                                 ______________________________
                                                 Signature

                                                 ______________________________
                                                 Signature

                                                 Date _________________________

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